Exhibit 99.2

LogMeIn, Inc.

Unaudited Pro Forma Combined Financial Information

The unaudited pro forma combined balance sheet as of December 31, 2017 reflects pro forma adjustments to the financial position of LogMeIn, Inc. (the “Company”) to give effect to the acquisition of all outstanding equity of Jive Communications, Inc. (“Jive”) as if it had occurred on December 31, 2017. In addition, the unaudited pro forma combined balance sheet as of December 31, 2017 gives effect to the disposition of the Company’s Xively business (“Xively”) as if it had occurred on December 31, 2017. The unaudited pro forma combined statement of operations for the year ended December 31, 2017 reflects pro forma adjustments to the results of operations of the Company to give effect to the acquisition of Jive as if it had occurred on January 1, 2017. In addition, the unaudited pro forma combined statement of operations for the year ended December 31, 2017 gives effect to the Company’s merger with Citrix Systems, Inc.’s GoTo family of service offerings (the “GoTo Business”), its acquisition of Nanorep Technologies Ltd. (“Nanorep”), and its disposition of Xively, as if the transactions had occurred on January 1, 2017 (see Note 1 to the unaudited pro forma combined financial information). We refer herein to the acquisition of Jive, the merger with the GoTo Business, the acquisition of Nanorep, and the disposition of Xively collectively as the “Transactions.”

The unaudited pro forma financial information as of and for the year ended December 31, 2017 should be read in conjunction with:

•	the historical audited consolidated financial statements of the Company for the year ended December 31, 2017, which are included in the Company’s latest Annual Report on Form 10-K; and

•	the historical audited consolidated financial statements of Jive as of December 31, 2017 and 2016 and for the three years in the period ended December 31, 2017, which are included herein.

The unaudited pro forma combined financial information has been prepared by management for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations that would have been realized had the Transactions occurred as of the dates indicated, nor is it meant to be indicative of any future consolidated financial position or future results of operations that the combined company will experience. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma combined financial statements to give pro forma effect to events that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) with respect to the unaudited pro forma combined statement of operations, expected to have a continuing impact on the combined results. The pro forma adjustments included in the accompanying unaudited pro forma combined financial statements are based on currently available data and assumptions that the Company believes are reasonable. However, the unaudited pro forma combined statement of operations does not include any expected cost savings or restructuring actions that may be achievable or that may occur subsequent to the Transactions or the impact of any non-recurring activity and one-time transaction-related costs incurred prior to the transaction dates.

In the accompanying unaudited pro forma combined financial information, the acquisition of Jive, the merger with the GoTo Business, and the acquisition of Nanorep have been accounted for as business combinations using the acquisition method of accounting under the provisions of Accounting Standard Codification Topic 805, Business Combinations, or ASC 805, and applying the pro forma assumptions and adjustments described in the accompanying notes. Under ASC 805, the Company, as the accounting acquirer, records assets acquired and liabilities assumed in a business combination at their fair values as of the acquisition date. Fair value measurements can be highly subjective and the reasonable application of measurement principles may result in a range of alternative estimates using the same facts and circumstances. Under ASC 805, transaction costs are not included as a component of consideration transferred and are expensed as incurred. The excess of the purchase price (consideration transferred) over the aggregate estimated fair value of identifiable assets and liabilities as of the acquisition date is allocated to goodwill in accordance with ASC 805. The final valuation of assets acquired and liabilities assumed related to Jive is expected to be completed as soon as practicable but no later than one year after the acquisition date of Jive. The allocation of purchase consideration for Jive reflected in the unaudited pro forma combined financial statements is preliminary and will be adjusted based on the Company’s final valuations of the fair value of the assets acquired and liabilities assumed, which requires extensive use of accounting estimates and management judgment. Although the Company believes the fair values assigned to the assets to be acquired and liabilities to be assumed reflected in the unaudited pro forma combined financial information are based on reasonable estimates and assumptions using currently available data, the results of the final allocation could be materially different from the preliminary allocations, including, but not limited to, the allocations related to components of working capital, identifiable intangible assets, goodwill, property and equipment, deferred revenue and deferred income taxes as well as any resulting impacts to depreciation, amortization and income tax expense.

LogMeIn, Inc.

Unaudited Pro Forma Combined Balance Sheet

As of December 31, 2017

(In thousands)

	LogMeIn, Inc. Historical	Xively Disposal Group	Pro Forma Adjustments	Notes	Jive Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$252,402	$—	$39,730	(2a), (2b)	$3,014	$(145,922)	(7a)	$141,024
			(8,200)	(2c)
Accounts receivable, net	93,949	(229)	—		6,842	—		100,562
Prepaid expenses and other current assets	52,473	(1,337)	—		2,081	—		53,217

Total current assets	398,824	(1,566)	31,530		11,937	(145,922)		294,803
Property and equipment, net	92,154	—	—		3,760	—		95,914
Restricted cash	1,795	—	—		—	—		1,795
Intangibles, net	1,149,597	(1,262)	—		1,278	147,122	(7c), (7d)	1,296,735
Goodwill	2,208,725	(14,029)	—		—	211,527	(7h)	2,406,223
Other assets	6,483	—	7,195	(2a)	2,692	(28)	(7b)	16,342
Deferred income tax assets	530	—	—		—	—		530

Total assets	$3,858,108	$(16,857)	$38,725		$19,667	$212,699		$4,112,342

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$22,232	$—	$—		$3,319	$—		$25,551
Accrued liabilities	82,426	—	(170)	(2b)	6,893	2,563	(7b), (7e)	91,712
Deferred revenue, current portion	340,570	(3,748)	—		—	—		336,822
Debt, short term	—	—	—		833	(833)	(7b)	—

Total current liabilities	445,228	(3,748)	(170)		11,045	1,730		454,085
Deferred revenue, net of current portion	6,735	—	—		—	—		6,735
Deferred tax liabilities	221,407	—	452	(2c)	—	23,046	(7f)	244,905
Debt, long term	—	—	—		14,917	185,083	(7a), (7b)	200,000
Other long-term liabilities	20,997	—	—		289	(123)	(7b)	21,163

Total liabilities	694,367	(3,748)	282		26,251	209,736		926,888

Equity:	3,163,741	—	25,334	(2b), (2c), (2d)	(6,584)	2,963	(7e), (7g)	3,185,454

Total liabilities and equity	$3,858,108	$(3,748)	$25,616		$19,667	$212,699		$4,112,342

See notes to unaudited pro forma combined financial statements.

LogMeIn, Inc.

Unaudited Pro Forma Combined Statement of Operations

Year Ended December 31, 2017

(In thousands, except per share data)

	Historical LogMeIn, Inc.	Historical GoTo Business January 1, 2017 to January 31, 2017	GoTo Business Pro Forma Adjustments	Notes	Historical Nanorep January 1, 2017 to July 31, 2017	Nanorep Pro Forma Adjustments	Notes	Xively Disposal Group January 1, 2017 to December 31, 2017	Xively Pro Forma Adjustments	Notes	Historical Jive January 1, 2017 to December 31, 2017	Jive Pro Forma Adjustments	Notes	Pro Forma Combined
		(Note 3)									(Note 3)
Revenue	$989,786	$58,039	$(517)	(5a)	$3,011	$—		$(3,079)	$—		$78,619	$—		$1,125,859
Cost of revenue	203,203	14,294	3,096	(5b), (5c), (5e)	1,047	265	(4b), (4c)	(5,295)	—		25,547	3,005	(7c), (7d), (7i), (7j)	245,162

Gross profit	786,583	43,745	(3,613)		1,964	(265)		2,216	—		53,072	(3,005)		880,697

Operating expenses
Research and development	156,731	8,731	(1,399)	(5c), (5e)	1,097	926	(4c)	(3,736)	—		12,184	3,523	(7i), (7j)	178,057
Sales and marketing	346,961	21,010	(1,521)	(5c), (5e)	2,644	152	(4c)	(2,820)	—		44,297	2,583	(7i), (7j)	413,306
General and administrative	160,366	7,191	(15,625)	(5c), (5d), (5e)	3,026	(1,187)	(4c), (4e)	(96)	(170)	(2e)	10,101	(338)	(7i), (7j), (7m)	163,268
Amortization of acquired intangibles	134,342	1,176	10,508	(5b)	—	257	(4b)	(1,206)	—		—	9,862	(7d)	154,939
Restructuring charge	—	3,189	—		—	—		—	—		—	—		3,189
Separation costs	—	1,238	(1,238)	(5d)	—	—		—	—		—	—		—

Total operating expenses	798,400	42,535	(9,275)		6,767	148		(7,858)	(170)		66,582	15,630		912,759

Income (loss) from operations	(11,817)	1,210	5,662		(4,803)	(413)		10,074	170		(13,510)	(18,635)		(32,062)
Interest income	1,389	—	—		—	(118)	(4d)	—	471	(2f)	—	(1,173)	(7k)	569
Interest expense	(1,408)	(723)	—		(326)	157	(4a)	—	—		(757)	(3,736)	(7l)	(6,793)
Other income	(141)	1,209	—		47	—		—	—		—	—		1,115

Income (loss) before income taxes	(11,977)	1,696	5,662		(5,082)	(374)		10,074	641		(14,267)	(23,544)		(37,171)
Benefit from (provision for) income taxes	111,500	(526)	(1,699)	(5f)	—	1,310	(4f)	(2,569)	(163)	(2g)	(34)	14,397	(7n)	122,216

Net income (loss)	$99,523	$1,170	$3,963		$(5,082)	$936		$7,505	$478		$(14,301)	$(9,147)		$85,045

Net income (loss) per share:
Basic	$1.97													$1.61
Diluted	$1.93													$1.58
Weighted average shares outstanding:
Basic	50,433		2,239	(5g)										52,672
Diluted	51,463		2,253	(5g)										53,716

See notes to unaudited pro forma combined financial statements.

LogMeIn, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements

Note 1—Description of the Transactions and Basis of Presentation

Description of the Transactions

Acquisition of Jive

On February 7, 2018, LogMeIn, Inc. (the “Company”), through its wholly-owned subsidiary LogMeIn USA, Inc. (the “Buyer”), entered into a definitive agreement to acquire all of the outstanding equity of Jive Communications, Inc. (“Jive”), pursuant to the Agreement and Plan of Merger (the “Jive Merger Agreement”) by and among the Buyer, Jazz Merger Sub, Inc. (a wholly-owned subsidiary of the Buyer), Jive, and Fortis Advisors, LLC, in its capacity as Representative. On April 3, 2018, the acquisition was completed and Jive became a wholly-owned subsidiary of the Buyer.

Pursuant to the terms of the Jive Merger Agreement, the Buyer acquired all outstanding equity of Jive for a purchase price of approximately $342 million in cash, subject to certain adjustments as described in the Jive Merger Agreement. Additionally, the Company anticipates that it will pay up to $15 million in contingent cash retention payments to certain employees of Jive upon the achievement of specified retention milestones over the two-year period following the closing of the Jive acquisition. The Company funded the purchase price through a combination of existing cash on-hand and a $200 million revolving loan borrowed pursuant to its existing credit agreement.

Disposition of Xively

On February 9, 2018, the Company and its subsidiaries LogMeIn USA, Inc., LogMeIn Ireland Holdings Company Limited, LogMeIn Ireland Limited, and LogMeIn Kft., entered into an Asset Purchase Agreement (the “APA”) pursuant to which they agreed to sell certain assets and assign certain liabilities of the Company’s Xively business (“Xively”) to Google LLC and Google Ireland Holdings Unlimited Company (the “Google Entities”). On March 20, 2018, the Company completed the sale of Xively (the “Xively Sale”) for consideration of approximately $50 million in cash, $7.5 million of which will be held by the Google Entities for a period of eighteen (18) months as an exclusive security in the event of the Company’s breach of any of the representations and warranties made by the Company in the APA.

Acquisition of Nanorep

On July 31, 2017, the Company, through its wholly-owned subsidiary LogMeIn, Kft., acquired all of the outstanding shares of Nanorep Technologies Ltd. (“Nanorep”), an Israeli company, from the shareholders of Nanorep pursuant to a Stock Purchase Agreement (the “SPA”), dated as of July 31, 2017, by and among the Company, LogMeIn, Kft., Nanorep, the shareholders of Nanorep (collectively, the “Shareholders”) and Shareholder Representative Services LLC in its capacity as representative of the Shareholders. As a result of the acquisition, Nanorep became a wholly-owned subsidiary of LogMeIn, Kft.

Pursuant to the terms of the SPA, LogMeIn, Kft. acquired all of the outstanding shares of Nanorep from the Shareholders and all other equity securities of Nanorep were cancelled in exchange for an aggregate purchase price of approximately $45 million, subject to certain adjustments described in the SPA (the “Closing Consideration”). LogMeIn, Kft. funded the Closing Consideration with existing cash on-hand. Additionally, the Company expects to pay up to $5 million in cash in the future to certain former employees of Nanorep contingent upon their continuing service to the Company (in addition to, in some cases, the achievement of specified performance conditions) over the two-year period following the closing of the Nanorep acquisition. Nanorep has been included in the Company’s historical consolidated financial statements beginning on July 31, 2017, the date of the acquisition.

Merger with the GoTo Business

On January 31, 2017, the Company completed its acquisition of the GoTo family of service offerings, known as the “GoTo Business,” from a wholly-owned subsidiary of Citrix Systems, Inc. (“Citrix”) via a Reverse Morris Trust transaction (the “Merger”). The GoTo Business has been included in the Company’s historical consolidated financial statements beginning on January 31, 2017, the date of the Merger.

LogMeIn, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements (continued)

We refer herein to the acquisition of Jive, the disposition of Xively, the acquisition of Nanorep, and the merger with the GoTo Business collectively as the “Transactions.”

Basis of Presentation

The accompanying unaudited pro forma combined financial information was prepared in accordance with Article 11 of U.S. Securities and Exchange Commission (“SEC”) Regulation S-X. The unaudited pro forma combined statement of operations for the year ended December 31, 2017 was prepared using the Company’s historical consolidated financial statements and the historical results of the GoTo Business, Nanorep, Xively, and Jive for the periods indicated. In the accompanying unaudited pro forma combined financial information, the Xively business being sold is referred to as the “Xively Disposal Group” and was derived from the financial position and results of operations of Xively, including other corporate charges that are directly attributable to the Xively Disposal Group.

The unaudited pro forma combined statement of operations gives effect to the Transactions as if they had occurred on January 1, 2017. The unaudited pro forma combined balance sheet as of December 31, 2017 was prepared using the Company’s historical consolidated financial statements, which included the Xively Disposal Group, and Jive’s historical financial statements and gives effect to the disposition of Xively and acquisition of Jive as if they had occurred on December 31, 2017.

Note 2— Adjustments to Unaudited Pro Forma Financial Statements for the Disposition of Xively

The following adjustments have been reflected in the unaudited pro forma combined financial information:

(a)	Represents the consideration from the Xively Sale of approximately $50 million in cash, consisting of $42.4 million of cash proceeds and $7.5 million held by the Google Entities for a period of eighteen (18) months as an exclusive security in the event of the Company’s breach of any of the representations and warranties made by the Company in the APA (which was recorded at its present value of $7.2 million).

(b)	Represents the assumed payment of professional advisor fees of approximately $2.7 million in connection with the Xively Sale as follows -

i.	Reflects a decrease of $2.5 million in cash and cash equivalents and equity in the Company’s historical unaudited combined balance sheet related to the closing of the transaction.

ii.	Reflects the decrease of $0.2 million in accrued liabilities and cash and cash equivalents in the Company’s historical unaudited combined balance sheet related to professional advisor fees accrued as of December 31, 2017.

(c)	Reflects the expected tax impact of approximately $8.7 million (approximately $8.2 million cash tax provision and $0.5 million deferred tax provision) from the pre-tax net gain on the Xively Sale of approximately $34.0 million.

(d)	Reflects the equity impact of approximately $25.3 million from the Xively Sale (net gain of approximately $34.0 million partially offset by the related tax impact of approximately $8.7 million) as if the transaction occurred on December 31, 2017. The estimated gain and related tax impact has not been reflected in the pro forma consolidated statement of operations as it is considered to be non-recurring in nature. No adjustment has been made to the sale proceeds to give effect to any potential post-closing adjustments under the terms of the asset purchase agreement.

(e)	Represents the elimination of $0.2 million of non-recurring professional advisor fees incurred by the Company in the year ended December 31, 2017, in connection with the Xively Sale and recorded as general and administrative expense in the Company’s historical statement of operations for the period, because the expenses are not expected to have a continuing impact on the operations of the business.

LogMeIn, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements (continued)

(f)	Reflects an increase to interest income of $0.5 million resulting from the net cash proceeds of $31.5 million from the Xively Sale (rate of return of 90 basis points for the year ended December 31, 2017) and the present value impact of the $7.5 million noted in Note 2(a) above.

(g)	Represents the estimated income tax impact of the Xively pro forma adjustments had the transaction closed on January 1, 2017 (tax provision of approximately $0.2 million).

Note 3—Reclassifications

GoTo Business

Financial information presented in the “Historical GoTo Business” column in the unaudited pro forma combined statement of operations has been reclassified to conform to the presentation in the Company’s historical consolidated financial statements, as follows (in thousands):

Year Ended December 31, 2017	Before Reclassification	Reclassification	Notes		After Reclassification
Amortization of product-related intangibles	$432	$(432)	(1)		$—
Sales and marketing	20,048	962	(2)		21,010
Cost of revenue	14,824	(530)	(1	),(2)	14,294

(1)	Amortization expense for product-related intangible assets has been reclassified to cost of revenue in order to conform to the presentation in the Company’s historical consolidated statement of operations.
(2)	Credit card transaction fees have been reclassified from cost of revenue to sales and marketing expense in order to conform to the presentation in the Company’s historical consolidated statement of operations.

Jive

Financial information presented in the “Historical Jive” column in the unaudited pro forma combined statement of operations has been reclassified to conform to the presentation in the Company’s historical consolidated financial statements, as follows (in thousands):

Year Ended December 31, 2017	Before Reclassification	Reclassification	Notes	After Reclassification
Revenue	$80,708	$(2,089)	(1)	$78,619
Cost of Revenue	$27,636	$(2,089)	(1)	$25,547

(1)	Government fees and taxes that are considered a pass through by the Company have been reclassified to be presented on a net basis consistent with the Company’s historical presentation in the consolidated statement of operations.

Note 4—Adjustments to Unaudited Pro Forma Financial Statements for the Acquisition of Nanorep

The following adjustments have been reflected in the unaudited pro forma combined financial information:

(a)	Reflects the adjustment to remove $0.2 million of deferred warrant amortization included in interest expense for the seven months ended July 31, 2017.

LogMeIn, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements (continued)

(b)	Represents pro forma adjustment to amortization expense related to the fair value of identifiable intangible assets acquired by the Company in connection with the acquisition of Nanorep, assuming it had occurred on January 1, 2017, as follows (in thousands):

Year Ended December 31, 2017
Pro forma amortization expense included in cost of revenue	$240
Less: Amortization expense included in cost of revenue in Nanorep’s and the Company’s historical financial statements related to the Nanorep acquisition	(293)

Net adjustment	$(53)

Customer list amortization	$290
Tradename amortization	34

Pro forma amortization expense included in amortization of intangibles	324
Less: Amortization expense included in amortization of intangibles in Nanorep’s and the Company’s historical financial statements related to the Nanorep acquisition	(67)

Net adjustment	$257

The completed technology, customer list and tradename intangible assets recorded in the Company’s acquisition accounting of Nanorep have fair values of $9.2 million, $10.5 million and $0.5 million, respectively, and are being amortized over their estimated useful lives of 8 years, 10 years and 9 years, respectively.

Amortization of the acquired intangible assets in the acquisition of Nanorep are recognized using an economic consumption model over the estimated useful life of each respective asset, which represents the period over which the Company expects the related cash flows to be realized. Assuming the acquisition had occurred on January 1, 2017, future annual amortization expense as of December 31, 2017 related to the acquired intangible assets is estimated as follows: $2 million in 2018, $2 million in 2019, $3 million in 2020, $3 million in 2021, $3 million in 2022, and $7 million thereafter.

(c)	Reflects the adjustment to record compensation expense related to $5 million of cash payments to be made to certain former employees of Nanorep contingent upon their continuing service to the Company (in addition to, in some cases, the achievement of specified performance conditions) over the two-year period following the closing of the acquisition as follows (in thousands):

Seven Months Ended July 31, 2017
Cost of revenue	$318
Research and development	926
Sales and marketing	152
General and administrative	813

Total	$2,209

(d)	Reflects the decrease in interest income resulting from the use of $44.6 million of existing international cash and cash equivalents to fund the acquisition of Nanorep. The pro forma rate of return is 50 basis points for the seven months ended July 31, 2017. The pro forma adjustment to decrease interest income for the seven months ended July 31, 2017 is $0.1 million.

LogMeIn, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements (continued)

(e)	Represents the elimination of non-recurring transaction fees of $0.5 million and transaction close related management bonus expense of $1.5 million recorded by Nanorep for the seven months ended July 31, 2017 as general and administrative expense in Nanorep’s historical results, because these expenses are not expected to have a continuing impact on the operations of the combined business.
(f)	Reflects the income tax effect of Nanorep’s historical loss before income taxes and pro forma adjustments based on the estimated Nanorep statutory tax rate of 24% for 2017 as follows (in thousands):

Seven Months Ended July 31, 2017
Tax effect of pro forma adjustments	$90
Tax effect of Nanorep historical loss before income taxes	1,220

Pro forma adjustments to benefit from (provision for) income taxes	$1,310

Note 5—Adjustments to Unaudited Pro Forma Financial Statements for the Merger with the GoTo Business

The following adjustments have been reflected in the unaudited pro forma combined financial information:

(a)	Represents the incremental deferred revenue fair value adjustment related to the deferred revenue acquired by the Company in connection with the Merger, assuming it had occurred on January 1, 2017, as follows (in thousands):

Year Ended December 31, 2017
Pro forma deferred revenue fair value adjustment	$(34,831)
Less: Deferred revenue fair value adjustment included in revenue in the Company’s historical financial statements related to the GoTo Business Merger	34,314

Net adjustment	$(517)

(b)	Represents incremental amortization expense of $3.4 million for completed technology amortization included in cost of revenue and $10.5 million for customer relationships and tradenames and trademarks amortization included in amortization of acquired intangibles, both related to the fair value of identifiable intangible assets acquired by the Company in connection with the Merger, assuming it had occurred on January 1, 2017.

The completed technology, customer relationships, and tradenames and trademarks intangible assets recorded in the Company’s acquisition accounting of the GoTo Business Merger have fair values of $385 million, $756 million and $65 million, respectively, and are being amortized over their estimated useful lives of 9 years, 8 years and 9 years, respectively. Amortization of the acquired intangible assets in the Merger with the GoTo Business are being recognized using an economic consumption model over the estimated useful life of each respective asset, which represents the period over which the Company expects the related cash flows to be realized. Assuming the Merger had occurred on January 1, 2017, future annual amortization expense as of December 31, 2017 related to the acquired intangible assets is estimated as follows: $221 million in 2018, $209 million in 2019, $182 million in 2020, $148 million in 2021, $114 million in 2022 and $163 million thereafter.

(c)

Represents incremental stock-based compensation expense related to the restricted stock units for 446,039 shares of the Company’s common stock that the Company issued as replacement awards in connection with the Merger. The aggregate fair value of those awards was $48.2 million on the Merger date. Of that amount, $16.7 million was allocated to purchase

LogMeIn, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements (continued)

consideration and $30.8 million was allocated to future employee services and will be expensed as stock-based compensation on a straight-line basis over the remaining service periods of those awards. The adjustment to record the incremental stock-based compensation expense related to these restricted stock units is as follows (in thousands):

One Month Ended January 31, 2017
Cost of revenue	$63
Research and development	294
Sales and marketing	93
General and administrative	38

Total	$488

(d)	Represents (i) the elimination of non-recurring transaction fees of $12.4 million incurred by the Company in the year ended December 31, 2017, in connection with and prior to the Merger and recorded as general and administrative expense in the Company’s historical combined statement of operations for the period, and (ii) the elimination of $1.2 million allocated to the GoTo Business as separation costs in the GoTo Business’s historical results prior to the Merger, because the expenses are not expected to have a continuing impact on the operations of the combined business.
(e)	Represents an adjustment to eliminate Merger-related retention bonus expense of $7.0 million for the year ended December 31, 2017 for employees of the Company contingent upon their continued employment through the closing date of the Merger or a specified period of three, six or nine months after the closing date of the Merger as those expenses are not expected to have a continuing impact on the operations of the combined business. The adjustment to record the reversal of retention bonus expense is as follows (in thousands):

Year Ended December 31, 2017
Cost of revenue	$409
Research and development	1,693
Sales and marketing	1,614
General and administrative	3,263

Total	$6,979

(f)	Represents an aggregate adjustment of $1.7 million for the year ended December 31, 2017 to record the income tax effect of the net pro forma adjustments related to the Merger, determined using an estimated blended federal, state and foreign statutory tax rate of 30%.
(g)	The weighted average shares outstanding used to compute net income per share for the year ended December 31, 2017 have been adjusted to give effect to the issuance of 26,868,518 shares of the Company’s common stock and restricted stock units for 446,039 shares of the Company’s common stock in connection with the Merger, as if such issuances had occurred on January 1, 2017. The weighted average shares outstanding used to compute basic and diluted net income per share for the year ended December 31, 2017 has been adjusted to assume that the common shares and restricted stock units were outstanding for the entire period.

LogMeIn, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements (continued)

Note 6—Preliminary Purchase Price Allocation for Acquisition of Jive

The Company has performed a preliminary valuation analysis of the fair market value of Jive’s assets acquired and liabilities assumed. The following table summarizes the allocation of the preliminary purchase price as if the acquisition had occurred on December 31, 2017 (in thousands):

Cash and cash equivalents	$3,014
Accounts receivable	6,842
Prepaid expenses and other current assets	2,081
Property and equipment	3,760
Other assets	2,664
Intangible assets:
Completed technology	32,800
Customer relationships	114,700
Trademarks	900
Accounts payable	(3,319)
Accrued expenses	(5,835)
Deferred tax liabilities, net	(23,046)
Other long-term liabilities	(165)
Goodwill	211,527

Total purchase consideration	345,923
Less: cash and cash equivalents acquired	3,014

Total purchase consideration, net of cash and cash equivalents acquired	$342,909

Total purchase consideration of $345.9 million was distributed to Jive equityholders and stock-based award holders, the payment of Jive transaction costs, and the repayment in full of Jive indebtedness. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma balance sheet and statement of operations. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in the allocations to intangible assets, such as completed technology, customer relationships and trademarks as well as goodwill; (2) changes in the fair value of deferred tax assets; and (3) other changes to assets and liabilities.

Note 7—Adjustments to Unaudited Pro Forma Financial Statements for the Acquisition of Jive

(a)	Reflects funding of an aggregate of $345.9 million cash paid at closing, including $145.9 million from existing cash and cash equivalents and $200.0 million from a revolving loan under the Company’s existing credit facility.

LogMeIn, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements (continued)

(b)	Reflects the retirement of existing Jive debt and capital leases, which were paid down in conjunction with the acquisition. Pro forma adjustments eliminate the debt, capital lease balances, and origination costs as follows (in thousands):

Debit (Credit)	Debt Paydown	Write-off of Debt Origination Fees	Pro Forma Adjustment
Other assets	$—	$(28)	$(28)
Accrued liabilities	$(474)	$—	$(474)
Debt, short term	$(833)	$—	$(833)
Debt, long-term	$(14,917)	$—	$(14,917)
Other long-term liabilities	$(123)	$—	$(123)

(c)	Reflects the adjustment to remove Jive historical intangibles assets, net of $1.3 million and $25,000 of related amortization expense included in cost of revenue as these assets have been replaced with the intangible assets recorded in acquisition accounting, see Note 7(d).
(d)	Reflects the adjustment of intangible assets identified through the acquisition of Jive. As part of the preliminary valuation analysis, the Company identified intangible assets, including completed technology, customer relationships, and trademarks.

The following table summarizes the estimated fair values of Jive’s identifiable intangible assets, their estimated useful lives and related amortization expense (in thousands):

	Estimated Fair Value	Estimated Useful Life (years)	Amortization Expense for the Year Ended December 31, 2017
Completed technology	$32,800	9	$2,191
Customer relationships	114,700	10	9,168
Trademarks	900	2	694

Total	$148,400		$12,053

Amortization of the acquired intangible assets in the acquisition of Jive will be recognized using an economic consumption model over the estimated useful life of each respective asset, which represents the period over which the Company expects the related cash flows to be realized. Assuming the acquisition of Jive had occurred on January 1, 2017, future annual amortization expense as of December 31, 2017 related to the acquired intangible assets is estimated as follows: $17 million in 2018, $16 million in 2019, $18 million in 2020, $18 million in 2021, $17 million in 2022 and $50 million thereafter.

The preliminary estimates of fair values and estimated useful lives may differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma combined financial statements. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill of approximately $11 million and annual amortization expense of approximately $1.5 million as of and for the year ended December 31, 2017.

(e)	Reflects a net increase of $3.0 million to accrued liabilities related to transaction fees of:

i.	An increase of $3.6 million to accrued liabilities, with a corresponding decrease in retained earnings, related to $4.2 million of non-recurring transaction fees incurred by the Company after December 31, 2017 in connection with the acquisition, net of a related decrease of $0.5 million in income taxes payable; and

ii.	A decrease of $0.6 million to accrued liabilities related to Jive transaction costs in Jive’s historical balance sheet as of December 31, 2017 which were settled in conjunction with the acquisition closing.

(f)	Reflects the pro forma adjustments to record net deferred tax liabilities of $23.0 million resulting from the acquisition. The net deferred tax liability is based on an estimated blended federal, state and foreign statutory rate of 26%.

i.	Record the estimated increase in deferred tax liabilities of $38.6 million due to the fair value adjustment for non-deductible intangible assets recorded totaling $148.4 million.

LogMeIn, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements (continued)

ii.	Recognize a $10.7 million deferred tax asset primarily related to Jive’s net deferred tax assets, which have historically been fully reserved. The recording of deferred tax liabilities in (i) above and the expectation that the Jive deferred tax assets will be fully utilized by the combined companies eliminates the requirement for a full valuation allowance.

iii.	Recognize a $4.9 million deferred tax asset related to Jive stock-based awards settled and paid at the closing of the acquisition, totaling $18.8 million, which are deductible for tax purposes.

(g)	Reflects the elimination of historical stockholders’ equity in Jive.

(h)	Reflects the adjustment to record goodwill of $211.5 million associated with the acquisition of Jive, based on the preliminary purchase price allocation.

(i)	Reflects the adjustment to record compensation expense related to approximately $15 million of cash payments to be made to certain former employees of Jive contingent upon their continuing service to the Company over the two-year period following the closing of the acquisition. The Company has concluded that the arrangement is a compensation arrangement and is accruing the maximum payout ratably over the retention periods. The adjustment, summarized in the following table, assumes that the compensation expense related to these cash payments commenced on January 1, 2017 (in thousands):

Year Ended December 31, 2017
Cost of revenue	$849
Research and development	3,633
Sales and marketing	2,767
General and administrative	2,040

Total	$9,289

(j)	Reflects the adjustment to eliminate stock-based compensation expense incurred by Jive for the year ended December 31, 2017 due to all Jive historical stock-based awards settled and paid at the closing of the acquisition. The reversal of the historical Jive stock-based compensation expense is due to employees having received the retention bonus amounts noted in Note 7(i) above in lieu of new stock-based awards. As such, stock-based compensation expense related to the historical stock-based awards is not expected to have a continuing impact on the operations of the combined business. The following table summarizes the stock-based compensation expense adjustment (in thousands):

Year Ended December 31, 2017
Cost of revenue	$10
Research and development	110
Sales and marketing	184
General and administrative	192

Total	$496

(k)	Reflects the decrease in interest income resulting from the use of $145.9 million of existing cash and cash equivalents to fund the acquisition. The pro forma adjustment to decrease interest income for the year ended December 31, 2017 is $1.2 million, a rate of return of approximately 80 basis points.

(l)	Reflects the net increase in interest expense of $3.7 million resulting from the following:

i.	Record an increase in interest expense related to the borrowing of $200 million under the revolving loan to fund the acquisition. The pro forma adjustment to increase interest expense for the year ended December 31, 2017 is $4.5 million, a pro forma borrowing rate of approximately 220 basis points. A change in interest rates of 125 basis points would impact interest expense by approximately $0.3 million.

LogMeIn, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements (continued)

ii.	Record a decrease in interest expense of $0.8 million to remove the interest expense from the historical financial statements of Jive.

(m)	Represents the elimination of non-recurring transaction fees of $1.6 million incurred by the Company and $0.6 million incurred by Jive for the year ended December 31, 2017 in connection with the Jive acquisition and recorded as general and administrative expenses in the Company’s and Jive’s historical consolidated statements of operations, because these expenses are not expected to have a continuing impact on the operations of the combined business.

(n)	Reflects the income tax effect of Jive’s historical loss before income taxes as well as the income tax effect of the pro forma adjustments. Jive’s effective tax rate was 36% for 2017. The income tax pro forma adjustment is comprised of the following (in thousands):

Year Ended December 31, 2017
Tax effect of Jive’s historical loss before income taxes	$5,136
Tax effect of pro forma adjustments	9,261

Pro forma adjustments to benefit from (provision for) income taxes	$14,397

In addition, assuming that Jive had recorded no valuation allowance for net deferred tax assets in its historical financial statements, Jive would have recorded a $3.2 million income tax provision in its statement of operations for the year ended December 31, 2017 as a result of the reduction in the federal corporate tax rate resulting from the U.S. Tax Cuts and Jobs Act of 2017, enacted on December 22, 2017. We have excluded that $3.2 million tax provision from the unaudited pro forma combined statement of operations because it is one-time in nature and is not expected to have a continuing impact on the operations of the combined business.

Note 8—Items Not Included in the Unaudited Pro Forma Combined Financial Statements

The unaudited pro forma combined statement of operations does not include any adjustment for non-recurring transaction, transition or integration fees incurred by the Company after January 31, 2017 with respect to the GoTo Business, and after July 31, 2017 with respect to Nanorep, and included in the Company’s historical results for the year ended December 31, 2017.

The unaudited pro forma combined statement of operations does not include an adjustment of the impacts of any revenue, cost or other operating synergies that may result from the Transactions or of any related integration or restructuring costs incurred after the Transactions or that may be contemplated.